EXHIBIT 4.1

TESSERA TECHNOLOGIES, INC.

EQUITY INCENTIVE PLAN FOR NEW ISRAELI EMPLOYEES

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of responsibility, to provide additional incentive to eligible Employees and to promote the success of the Company’s business through the issuance of Restricted Stock awards to eligible Employees. Restricted Stock awards granted under this Plan are intended to qualify under Section 102 of the Ordinance.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

(b) “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, U.S. and Israeli tax laws, Israeli securities laws, Israel’s Companies Law, 1999, and Foreign Currency Control Law, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Restricted Stock awards are granted under the Plan, as are in effect from time to time.

(c) “Award Agreement” shall mean a written or electronic agreement executed by an authorized officer of the Company and the Holder, which shall contain such terms and conditions with respect to a Restricted Stock award as the Administrator shall determine, consistent with the Plan and with any Applicable Laws.

(d) “Board” means the Board of Directors of the Company.

(e) “Capital Gain Award (CGA)” means a Trustee 102 Award elected and designated by the Company, or its Parent, or Subsidiary, to qualify under the capital gain tax treatment, in accordance with the provisions of Section 102(b)(2) of the Ordinance.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 hereof.

(h) “Common Stock” means the Common Stock of the Company.

(i) “Company” means Tessera Technologies, Inc., a Delaware corporation.

(j) “Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

(k) “Director” means a member of the Board of Directors of the Company.

(l) “Employee” means any person, who is an employee, executive, officer, office holder or a director, employed by, or providing services to, the Company or any Parent or Subsidiary, who is (or is deemed to be) a resident of the State of Israel for the purpose of payment of taxes, excluding a Controlling Shareholder. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or any Parent or Subsidiary, as applicable; or (ii) transfers between locations of the Company or between the Company, any Parent, any Subsidiary, or any successor.

(m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(n) “Holder” means the holder of an outstanding Restricted Stock award granted under or issued pursuant to the Plan.

(o) “ITA” means the Israeli Tax Authority.

(p) “Non-Trustee 102 Award” means a Restricted Stock award granted pursuant to Section 102(c) of the Ordinance and not held in Trust by a Trustee.

(q) “102 Award” means any Restricted Stock award granted to an Israeli Employee pursuant to Section 102.

(r) “Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961, and any regulations, rules, orders or procedures promulgated thereunder.

(s) “Ordinary Income Award (OIA)” means a Trustee 102 Award elected and designated by the Company to qualify for ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

(t) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(u) “Plan” means this Tessera Technologies, Inc. Equity Incentive Plan for New Israeli Employees.

(v) “Restricted Stock” means shares of Common Stock awarded under Section 8 below.

(w) “Rights” means any and all rights, securities or property, issued in respect of the Common Stocks subject to the Restricted Stock awards, including bonus shares, but excluding cash dividends.

(x) “Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

(y) “Share” means a share of Common Stock, as adjusted in accordance with Section 11 below.

(z) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa) “Trust” means that certain trust established by the Company with the Trustee for the purpose of holding Shares of Restricted Stock in accordance with Section 102.

(bb) “Trust Agreement” means that certain trust agreement entered into by the Company and the Trustee with respect to the Trust.

(cc) “Trustee” means a trustee appointed by the Administrator and approved by the ITA, in accordance with Section 102, to hold in Trust for the benefit of a Holder, Shares of Restricted Stock issued pursuant to a Restricted Stock award.

(dd) “Trustee 102 Award” means a Restricted Stock award granted pursuant to Section 102(b) of the Ordinance and held in Trust by a Trustee for the benefit of the Employee.

3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares, which may be subject to Restricted Stock award under the Plan shall be 100,000 Shares. Shares issued pursuant to a Restricted Stock award may be authorized but unissued, or reacquired Common Stock. If Shares of Restricted Stock are forfeited back to the Company or repurchased by the Company pursuant to the exercise of the Company’s repurchase rights or the forfeiture provisions under the Plan, such Shares shall become available for future grant under the Plan.

4. Administration of the P1an.

(a) Administrator. Except to the extent otherwise provided below, the Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

(i) to determine the Fair Market Value;

(ii) subject to Section 5, to select the Employees to whom Restricted Stock awards may, from time to time, be granted hereunder;

(iii) to determine the number of Shares to be covered by each such Restricted Stock award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions of any Restricted Stock awards granted hereunder. Such terms and conditions include, but are not limited to, the purchase price, any vesting acceleration or waiver of forfeiture restrictions, the type and tax route of each Restricted Stock award, and any restriction or limitation regarding any Restricted Stock award or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to prescribe, amend and rescind rules and regulations of the Company relating to the Plan, including rules and regulations relating to sub-plans, established for the purpose of qualifying for preferred tax treatment under Applicable Laws; and

(vii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Holders.

5. Eligibility.

(a) General Eligibility. A Restricted Stock award may be granted only to an Employee who has not previously been an Employee or director of the Company or any Parent or Subsidiary, or following a bona fide period of non-employment by the Company or any Parent or Subsidiary, if he or she is granted a Restricted Stock award in connection with his or her commencement of employment with the Company or any Parent or Subsidiary and such grant is an inducement material to his or her entering into employment with the Company or any Parent or Subsidiary. The Administrator may in its discretion adopt procedures to ensure that an Employee is eligible to participate in the Plan prior to the granting of any Restricted Stock awards to such Employee under the Plan (including, without limitation, a requirement, if any, that each such Employee certify to the Company prior to the receipt of a Restricted Stock award under the Plan that he or she has not been previously employed by the Company or any Parent or Subsidiary, or if previously employed, has had a bona fide period of non-employment, and that the grant of Restricted Stock awards under the Plan is an inducement material to his or her agreement to enter into employment with the Company or any Parent or Subsidiary).

(b) No Right to Continuing Service. Neither the Plan nor any Restricted Stock award shall confer upon any Holder any right with respect to continuing the Holder’s relationship as an Employee with the Company or any Parent or Subsidiary, nor shall it interfere in any way with his or her right or the Company’s or any Parent’s or Subsidiary’s right to terminate such relationship at any time, with or without cause.

6. Term of Plan. The Plan shall be in effect from the day on which the transactions contemplated by that certain Asset Purchase Agreement dated as of October 31, 2005, between the Company and Shellcase Ltd. close. The Plan shall have a term of ten (10) years, unless sooner terminated under Section 13 of the Plan.

7. Restricted Stock Awards Under Section 102.

(a) Section 102 Awards. The Company may designate Restricted Stock awards to Employees pursuant to Section 102 as Non-Trustee 102 Awards or Trustee 102 Awards. Trustee 102 Awards may either be classified as CGAs or OIAs. No Trustee 102 Awards may be granted under this Plan to any eligible Employees, until the lapse of at least 30 days from the day the Plan and the Company’s election of the type of Trustee 102 Awards (as CGA or OIA) (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning with the date of grant of the first Trustee 102 Award granted under this Plan, and shall remain in effect at least until the end of the year following the year during which the Company first granted Trustee 102 Awards under this Plan. The Election shall obligate the Company to grant only the type of Trustee 102 Award it has elected (CGA or OIA) during the period indicated in the preceding sentence, and shall apply to all Trustee 102 Awards granted during the period the Election is in effect, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee 102 Awards to the eligible Employees at any time.

(b) Trust Requirement. All Trustee 102 Awards must be held in trust by a Trustee, as described in Section 10 below.

(c) Designation Subject to Section 102. For the avoidance of doubt, the designation of Non-Trustee 102 Awards and Trustee 102 Awards shall be subject to the terms and conditions set forth in Section 102.

8. Restricted Stock Awards.

(a) Rights to Purchase. After the Administrator determines that it will offer a Restricted Stock award under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, if any, the type of Restricted Stock award granted thereunder (whether a CGA, OIA or Non-Trustee 102 Award), and the time within which such person must accept such offer; provided, however, that the purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by Applicable Laws. The offer shall be accepted by execution or acknowledgement of an Award Agreement in the form determined by the Administrator.

(b) Repurchase Option; Forfeiture. Unless the Administrator determines otherwise, the Award Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Holder’s employment or service with the Company for any reason (including death or disability). If no cash consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock shall be forfeited to the Company, without consideration, upon the voluntary or involuntary termination of the Holder’s service with the Company for any reason (including death or disability). The purchase price for Shares repurchased by the Company pursuant to such repurchase right and the rate at which such repurchase right or forfeiture provisions shall lapse shall be determined by the Administrator in its sole discretion, and shall be set forth in the Award Agreement; provided, however, that the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expired.

(c) Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

9. Rights as a Stockholder. Once Restricted Stock is issued, the Holder shall have rights equivalent to those of a stockholder and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. The Holder shall be entitled to receive dividends with respect to such Shares of Restricted Stock and to vote the same at any meeting of the stockholders of the Company. For so long as such Shares of Restricted Stock are held in the Trust by the Trustee on behalf of a Holder, the cash dividends paid with respect thereto shall be paid directly to the Holder. In the event a stock dividend

(including bonus Shares and any Rights with respect to the Shares) is declared on Shares of Restricted Stock held in the Trust by the Trustee on behalf of a Holder, such stock dividend shall be issued to the Trustee for the benefit of such Holder, shall be subject to the provisions of this Plan, and the Minimum Trust Period for such Rights shall be measured from the commencement of the Minimum Trust Period applicable to such Shares of Restricted Stock with respect to which the dividend was declared, subject to Applicable Laws. Furthermore, such Rights shall be subject to the taxation route under Section 102, which is applicable to such Restricted Stock awards. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Restricted Stock is issued, except as provided in Section 11 of the Plan. As long as Restricted Stock awards are held by the Trustee for the benefit of the Holder, the voting rights at the Company’s general meeting attached to such Shares of Restricted Stock will remain with the Trustee. However, the Trustee shall not exercise such voting rights at general meetings. The Trustee shall not be required to notify the Holder of any Shares of Restricted Stock held in the Trust of any meeting of the Company’s stockholders.

10. Shares to be Held in Trust.

(a) Issuance of Shares to Trust. Each Share of Restricted Stock (and any Rights received in respect of such Shares while held in Trust) shall be deposited by the Company with the Trustee and held in Trust for the benefit of the Holder, for the period of time required by Section 102 (the “Minimum Trust Period”), until such time that such Shares (or Rights) are released from the Trust as herein provided. The Trustee shall hold such Shares (or Rights) pursuant to the instructions provided by the Administrator from time to time, provided such instructions are consistent with the terms of the Plan, the Trust Agreement and all Applicable Laws. Upon grant of a Trustee 102 Award, the Employee will sign an undertaking declaring that he/she is familiar with the provisions of Section 102 and the chosen tax route and that he/she undertakes not to sell or transfer the Trustee 102 Awards or Rights prior to the lapse of the Minimum Trust Period, unless he/she pays all taxes, which may arise in connection with such sale and/or transfer.

(b) Minimum Trust Period; Release of Shares from Trust. With respect to any Trustee 102 Awards, subject to the provisions of Section 102, to obtain favorable Trustee 102 Awards tax treatment, an Employee shall not be entitled to sell or release from Trust any Restricted Stock awards and/or any Rights received with respect to such Trustee 102 Award, until the lapse of the Minimum Trust Period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the Minimum Trust Period, the implications under Section 102 shall apply to, and shall be borne by, such Employee. In the event the requirements for Trustee 102 Awards are not met, then the Trustee 102 Awards shall be regarded as Non-Trustee 102 Awards, all in accordance with the provisions of Section 102.

(c) Condition to Release of Shares from Trust. No 102 Awards and Rights shall be released from the Trust to the Holder unless and until such Holder shall have satisfied all of such Holder’s tax obligations with respect to such awards or Rights (including, without limitation, social security and health insurance payments, if applicable) and shall have provided the Trustee with sufficient confirmation of the satisfaction of such tax obligations, in a form satisfactory in the opinion of the Trustee. The Holder shall satisfy such tax obligations in any manner contemplated by Section 15.

11. Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

(a) Certain Adjustments. In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Restricted Stock award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Restricted Stock awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 3 on the maximum number and kind of Shares which may be issued);

(ii) the number and kind of Shares of Common Stock (or other securities or property) subject to outstanding Restricted Stock awards; and

(iii) the purchase price with respect to any Restricted Stock award.

(b) Effect of Certain Transactions. In the event of any transaction or event described in Section 11(a), the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Restricted Stock award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Restricted Stock award granted or issued under the Plan or to facilitate such transaction or event:

(i) To provide for either the purchase of any such Restricted Stock for an amount of cash equal to the amount that could have been obtained if the Holder’s rights to the Restricted Stock had been fully vested, or the replacement of such Restricted Stock with other rights or property selected by the Administrator in its sole discretion;

(ii) To provide that all repurchase and/or forfeiture restrictions applicable to such Restricted Stock shall lapse, notwithstanding anything to the contrary in the Plan or the provisions of such Restricted Stock;

(iii) To provide that such Restricted Stock be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(iv) To make adjustments in the terms and conditions of, and the criteria included in, outstanding Restricted Stock awards or Restricted Stock awards which may be granted in the future.

(c) Additional Discretion of Administrator. Subject to Section 3, the Administrator may, in its sole discretion, include such further provisions and limitations in any Award Agreement or certificate, as it may deem equitable and in the best interests of the Company.

12. Time of Granting Restricted Stock Awards. The date of grant of a Restricted Stock award shall, for all purposes, be the date on which the Administrator makes the determination granting such Restricted Stock award, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Employee to whom a Restricted Stock award is so granted within a reasonable time after the date of such grant.

13. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Effect of Amendment or Termination. No amendment alteration, suspension or termination of the Plan shall impair the rights of any Holder, unless mutually agreed otherwise between the Holder and the Administrator, which agreement must be in writing and signed by the Holder and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Restricted Stock awards granted under the Plan prior to the date of such termination, and such Restricted Stock awards shall continue to be outstanding under their terms.

14. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to a Restricted Stock award unless the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Furthermore, the grant of any Restricted Stock awards under this Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan and the Restricted Stock awards and Rights granted thereunder.

(b) Investment Representations. As a condition to the receipt and/or purchase of a Restricted Stock award, the Administrator may require the person receiving and/or purchasing such Restricted Stock award to represent and warrant at the time of any such receipt or purchase that the Shares are being received or purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15. Tax Implications

(a) Tax Consequences. Any tax consequences arising from the grant, exercise (if applicable), or vesting of any Restricted Stock awards, from the payment for Shares covered thereby, or from any other event or act (of the Company, its Parent or Subsidiary, the Trustee or the Employee), hereunder, shall be borne solely by the Employee (including, without limitation, the Employee’s social security and national health insurance payments, if applicable). The Company and/or its Parent or Subsidiary, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Employee shall agree to indemnify the Company and/or its Parent or Subsidiary and/or the Trustee and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Employee.

(b) Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any taxes or other sums required by all Applicable Laws to be paid or withheld with respect to the issuance, vesting or sale of any Restricted Stock award or the release of any Shares of Restricted Stock (or Rights) from the Trust. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to satisfy such tax or other obligations by the delivery to the Company, the Trustee or the appropriate authorities of cash in an amount equal to the sums required to be paid or withheld, or may allow the return of shares of Common Stock having a Fair Market Value equal to the sums required to be paid or withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be repurchased from the Holder of such Restricted Stock award within six (6) months after such shares of Common Stock were acquired by the Holder from the Company in order to satisfy the Holder’s tax or other liabilities with respect to the issuance, vesting or sale of the Restricted Stock award or the release of any Shares of Restricted Stock (or Rights) from the Trust shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the statutory tax rates that are applicable to such taxable income. In addition, without derogating from the Holder’s obligations to pay taxes or other sums as and when due, upon the sale by a Holder of any Shares held in the Trust or release from Trust, the Company may (by itself or through the Trustee) withhold from the proceeds of such sale all applicable taxes or other amounts, in which event the Company (or the Trustee) shall remit the amount withheld to the appropriate authorities, shall pay the remaining balance of such sale proceeds to the Holder and shall report to such holder the amount so withheld and paid to said authorities.

(c) No Release of Shares Until Payments Made. The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an Employee until all required payments have been fully made.

(d) Guarantee. With respect to a Non-Trustee 102 Award, if the Employee ceases to be employed by the Company or any Parent or Subsidiary thereof, the Employee shall extend to the Company and/or its Parent or Subsidiary, a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

16. Dividends. Any dividends payable with respect to Shares issued with respect to any Restricted Stock awards granted pursuant to this Plan shall be subject to any applicable taxation on the distribution of dividends, and when applicable subject to the provisions of Section 102.

17. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18. Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19. Governing Law. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of the State of Israel apply.

20. Stockholder Approval Not Required. It is expressly intended that approval of the Company’s stockholders not be required as a condition of the effectiveness of the Plan, and the Plan’s provisions shall be interpreted in a manner consistent with such intent for all purposes.

Specifically, Rule 4350(i) promulgated by the NASD generally requires stockholder approval for stock option plans or other equity compensation arrangements adopted by companies whose securities are listed on the Nasdaq National Market pursuant to which stock awards or stock may be acquired by officers, directors, employees, or consultants of such companies. NASD Rule 4350(i)(1)(A)(iv) provides an exception to this requirement for issuances of securities to a person not previously an employee or director of the issuer, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the issuer, provided such issuances are approved by either the issuer’s compensation committee comprised of a majority of independent directors or a majority of the issuer’s independent directors. Restricted Stock awards under this Plan may only be made to Eligible Employees who have not previously been an Employee or director of the Company or an Affiliate, or following a bona fide period of non-employment by the Company or an Affiliate, as an inducement material to the Eligible Employee’s entering into employment with the Company or an Affiliate. Restricted Stock awards under the Plan will be approved by (i) the Company’s Compensation Committee comprised of a majority of the Company’s Independent Directors or (ii) a majority of the Company’s Independent Directors. Accordingly, pursuant to NASD Rule 4350(i)(1)(A)(iv), the issuance of Restricted Stock awards and the shares of Common Stock issuable thereunder pursuant to this Plan are not subject to the approval of the Company’s stockholders.